Exhibit 10.1

ENVESTNET, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 26, 2024 (as defined below), by and between Envestnet, Inc. (“Envestnet”), Envestnet Financial Technologies, Inc. (the “Company”), and William Crager (the “Employee”). Envestnet, the Company and the Employee are sometimes hereinafter referred to individually as a “Party” and together as “Parties.” This Agreement is effective for the employment of the Employee during the Term as defined below.

The parties have previously executed an executive agreement, dated May 12, 2016, and as amended effective as of January 1, 2018 (the “Prior Agreement”), and a separation and release agreement, dated January 7, 2024 (the “Separation Agreement”). The Parties agreed in the separation agreement to negotiate an agreement such that the Employee shall continue as a Senior Advisor during the Term, and this Agreement is intended to satisfy that obligation.

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Agreement Term. The “Agreement Term” or the “Term” shall mean the period commencing on April 1, 2024 and continuing until March 31, 2025, provided that the Agreement Term may be extended for additional time by the mutual written consent of both Parties (including, for the avoidance of doubt, approval of the Board on behalf of Envestnet). On the last day of the Agreement Term, the Employee’s employment shall be terminated, and the provisions of this Agreement and the Prior Agreement shall no longer apply except to the extent that a provision in such agreements specifically continues to apply after the end of Employee’s employment.

2. Position and Duties.

(a) Title; Responsibilities. During the Term, the Employee will serve as a Senior Advisor to the interim Chief Executive Officer of the Company (or Chairman of the Board) and Envestnet and will have the duties and responsibilities as listed in Exhibit A. In this trusted, senior position, the Employee will be given access to the Company’s Confidential Information. The Employee shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Employee’s duties and responsibilities hereunder.

(b) Employment. During the Term, the Employee shall be available to fulfill the Employee’s duties as set forth herein. Employee’s external working and providing expertise, does not impair, interfere or conflict with the Employee’s performance of the Employee’s duties, or violate the Employee’s obligations as an employee of Envestnet.

3. Compensation.

(a) Base Salary. The Employee shall receive a yearly Base Salary under this Agreement in the amount of $650,000 per year. The Employee’s Base Salary will be paid by the Company in substantially equal installments in accordance with the Company’s normal payroll practices. All amounts payable to the Employee under this Agreement will be subject to all required withholding by the Company.

(b) Performance Bonuses. In addition to the Base Salary, Employee shall be eligible for up to five bonuses, each in an amount of $100,000 (the “Performance Bonuses”). During the Term, if the conditions listed on Exhibit B are satisfied, the Employee shall be entitled to payment of $100,000 as a Performance Bonus within thirty days (30) of the satisfaction of such conditions; provided, however, that the maximum amount of Performance Bonuses payable in the aggregate shall not exceed $500,000.

4. Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above and any benefits provided pursuant to the Separation Agreement, the Employee shall be eligible to participate in such health and welfare benefit plans (including Employee’s eligible dependents) and any qualified and/or non-qualified retirement plans of the Company as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations. Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document. The Company, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time except as otherwise provided pursuant to the terms of such plans or programs. The Company will reimburse the Employee for all reasonable business expenses incurred by Employee in the course of performing Employee’s duties and responsibilities under this Agreement which are consistent with the Company’s policies and procedures in effect from time to time.

5. Termination.

(a) Events of Termination. The Employee’s employment with the Company and the Agreement Term will end on the earliest to occur of (i) the Employee’s death or Permanent Disability, (ii) the Employee’s resignation at any time, (iii) termination by the Company at any time with or without Cause, (iv) the last day of the Term. Except as otherwise provided herein, any termination of the Employee’s employment by the Company or by the Employee will be effective as specified in a written notice from the terminating Party to the other Party.

(b) Termination For Any Reason Other Than Cause. If the Employee’s employment is terminated for any reason other than an involuntary termination for Cause, then, through the Employee’s Termination Date, the Employee will be entitled to the Accrued Benefits and any earned but unpaid Performance Bonus, which shall be paid on the sixty-day anniversary of the Termination Date; provided, however, that if the termination is a termination by the Company without Cause, the Employee shall also be entitled to continued payment of any unpaid portions of the Base Salary through the last day of the Term plus a payment for any unearned Performance Bonuses up to the maximum amount specified. Additionally, on a termination for any reason other than for Cause, for the avoidance of doubt, the Employee’s termination shall be treated as a Retirement for any grants of restricted stock units or performance stock units that the Employee holds that remain outstanding as of the date of termination, subject to his compliance with all requirements required for Retirement in such agreements.

(c) Termination by the Company With Cause. If the Employee’s employment is terminated by the Company with Cause, then, through the Employee’s Termination Date, the Employee will be entitled to receive the Accrued Benefits.

(d) Release Requirements. Notwithstanding the foregoing, the Employee shall not be entitled to receive any of the payments or benefits described in Section 6(b) (other than the Accrued Benefits) unless, not later than sixty (60) days after the Termination Date, the Employee has executed the Release, and the period during which the Release may be revoked has expired without the Employee having revoked the Release; provided, however that if the Employee dies or incurs a Permanent Disability (such that the Employee is unable to legally execute an enforceable Release) following termination but prior to the date that such Release becomes effective, the Employee or the Employee’s estate shall remain eligible to receive such payments without the Release becoming effective. None of the payments or benefits described in Section 6(b) (other than the Accrued Benefits) shall be paid until the Release has been signed and become effective (other than in the event of death or Permanent Disability as provided in the previous sentence), and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to on the first payroll date following the date the Release becomes effective without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

(e) No Offset or Mitigation. Except for such monies due and owing the Company, if Employee’s employment with the Company is terminated for any reason, the Company will have no right of offset, nor will Employee be under any duty or obligation to seek or accept alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by the Company to Employee.

(f) No Other Benefits. Except as set forth in this Section 5, the Employee will not be entitled to any other Base Salary, severance, compensation or benefits from the Company following a termination of employment, other than those previously earned under any of the Company’s retirement plans or expressly required under applicable law. For the avoidance of doubt, Employee’s rights upon termination of employment under any outstanding LTIP grants will be determined exclusively by the terms of the LTIP and any award agreements.

6. Confidential Information and Restrictive Covenants. The Employee agrees and acknowledges that he remains subject to the terms of the Prior Agreement and the Separation Agreement that apply regarding Confidential Information restrictions, non-solicitation, non-competition, non-disparagement, cooperation, and the return of company property.

7. Complete Agreement. This Agreement and the Separation Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way; provided, that, for the avoidance of doubt, the Employee remains subject to the provisions noted in Section 6 above during the Term and after his termination of employment pursuant to the terms of such sections in the Separation Agreement and the Prior Agreement.

8. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective heirs, successors and assigns. The Employee may not assign Employee’s rights or delegate Employee’s duties or obligations hereunder without the prior written consent of the Company. The Company may not assign its rights and obligations hereunder, without the consent of, or notice to, the Employee.

9. Indemnification. In addition to any rights to indemnification to which the Employee is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Employee at all times, during and after the Agreement Term, and, to the maximum extent permitted by applicable law, shall pay the Employee’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Employee may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any Affiliate of the Company of the Employee as an officer, director or employee of the Company or any Affiliate of the Company. The Company shall use best efforts to purchase and maintain, at its own expense, during the Agreement Term and thereafter insurance coverage sufficient in the reasonable determination of the Board to satisfy any indemnification obligation of the Company arising under this Section 9.

10. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee or pursuant to Section 13, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below.

ENVESTNET, INC.

By:	/s/ Sharon Rosenthal
Its:	Chief Human Resources Officer

ENVESTNET FINANCIAL TECHNOLOGIES, INC.

By:	/s/ Sharon Rosenthal
Its:	Chief Human Resources Officer

EXECUTIVE

/s/ William Crager
William Crager

Date: March 26, 2024

APPENDIX I

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) a payment representing the Employee’s accrued but unused vacation; and (c) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under the Company’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Employee is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with the Company, including, but not limited to, the Company’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Board” means the Board of Directors of Envestnet.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed by the Board, (iii) the Employee’s gross negligence or willful misconduct with respect to the performance of the Employee’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, or (v) any other material breach of this Agreement or any other agreement between the Employee and the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Employee shall have two (2) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause. For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Employee from substantially performing Employee’s duties hereunder for the greater of: (a) the eligibility waiting period under the Company’s long term disability Plan, if any, (b) an aggregate of six (6) months in any twelve (12) month period, or (c) a period of three (3) consecutive months.

“Release” means the customary waiver and release agreement generally used by the Company for executives, as amended from time to time.

“Termination Date” means the last day of Employee’s employment with the Company.

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